UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 22, 2003

Date of Report (Date of Earliest Event Reported)

TRIKON TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22501	95-4054321
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Ringland Way, Newport, South Wales NP18 2TA,
United Kingdom

(Address of principal executive offices)

44-1633-414-000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events.

Trikon Technologies, Inc. a Delaware corporation, completed a private sale of shares of its common stock and warrants to purchase additional shares of its common stock on October 22, 2003. Trikon issued and the investors received 1.4 million shares of common stock and warrants to purchase 350,000 additional shares of common stock, for aggregate net proceeds after estimated costs and expenses of approximately $6.5 million. Each warrant is exercisable for one share of common stock at an exercise price of $6.25 per share. The private placement was managed by Oppenheimer & Co. Inc. The placement agent received, in addition to certain cash commissions, a warrant to purchase up to 52,500 shares of common stock at an exercise price of $6.50 per share. Trikon plans to file a registration statement within 30 days of the closing covering the shares of common stock and the common stock underlying the warrants.

On October 22, 2003, Trikon issued a press release announcing the closing of the private placement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 7. Financial Statements and Exhibits.

(c)      Exhibits.

Exhibit Number	Description

4.1	Form of Redeemable Warrant to Purchase Shares of Common Stock.
4.2	Placement Agent Redeemable Warrant to Purchase Shares of Common Stock dated October 22, 2003.
10.1	Form of Securities Purchase Agreement, dated as of October 16, 2003.
99.1	Press Release of Trikon Technologies, Inc. announcing the closing of the private placement, dated October 22, 2003.

The following exhibit is being furnished herewith:

99.2	Trikon Investor Presentation.

Item 9. Regulation FD Disclosure.

      Attached as Exhibit 99.2 is a management presentation that includes information about the Company’s growth strategy, management, products and operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2003	TRIKON TECHNOLOGIES, INC.

By: /s/ William J. Chappell

William J. Chappell Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Form of Redeemable Warrant to Purchase Shares of Common Stock.
4.2	Placement Agent Redeemable Warrant to Purchase Shares of Common Stock dated October 22, 2003.
10.1	Form of Securities Purchase Agreement, dated as of October 16, 2003.
99.1	Press Release of Trikon Technologies, Inc. announcing the closing of the private placement, dated October 22, 2003.

The following exhibit is being furnished herewith:

99.2	Trikon Investor Presentation.